Exhibit 5.1

Forbes Hare LLP

5 King’s Bench Walk
Temple, London EC4Y 7DN
United Kingdom

AlphaTON Capital Corp
Clarence Thomas Building,
Road Town, Tortola,
British Virgin Islands

06 November 2025

Dear Sirs

AlphaTON Capital Corp (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with its registration statement on Form F-3 (the “Registration Statement”), filed on the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale, from time to time, by the selling shareholder listed in the Registration Statement, of up to an aggregate 189,719 ordinary shares of the Company (the “Shares”), without par value.

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

1.1.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 6 November 2025 including:

a)	the Company’s Certificate of Incorporation; and

b)	the Company’s amended and restated Memorandum and Articles of Association.

Forbes Hare LLP is a limited liability partnership established in England with number OC380080

1.2.	A certificate of good standing dated 31 October 2025 issued by the Registrar of Corporate Affairs, with respect to the Company (the “Certificate of Good Standing”).

1.3.	A Registered Agent’s Certificate dated 25 September 2025 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.4.	The records of proceedings on file with and available for inspection on 6 November 2025 at the British Virgin Islands High Court Registry.

1.5.	The resolutions of the board of directors of the Company passed via written consent on 30 October 2025 (the “Resolutions”).

1.6.	The Registration Statement.

2.	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and the Certificate of Good Standing and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	The Resolutions remain in full force and effect and have not been revoked.

2.5.	That the Company is not conducting a "regulated activity" under a "financial services enactment" as defined under the Regulatory Code (Revised Edition 2020) as amended.

2.6.	That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act (Revised Edition 2020) as amended.

2.7.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a company limited by shares and registered under the BVI Business Companies Act (Revised Edition 2020), as amended (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3.	The Shares are validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions or United Kingdom sanctions as extended to the British Virgin Islands by Order of His Majesty in Council.

4.3.	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5.	Consents

In connection with the above opinion, we hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare LLP

Forbes Hare LLP